Putnam Global Consumer Fund, February 28, 2013, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				114
Class B		  		  6
Class C		    		 12
Class M		     	          0

72DD2

Class R		     	          1
Class Y		    		 29

73A1

Class A			      0.202
Class B			      0.113
Class C	      	              0.127
Class M	      	              0.131

73A2

Class R		 	      0.175
Class Y			      0.242

74U1

Class A			        579
Class B				 54
Class C			        103
Class M				  3

74U2

Class R				  5
Class Y			        145

74V1

Class A			      15.92
Class B			      15.70
Class C			      15.64
Class M			      15.86

74V2

Class R			      15.85
Class Y			      15.94

60

The fund is currently operating as a diversified fund. In the future, the fund may operate as a nondiversified fund to the extent permitted by applicable law. Under current law, shareholder approval would be required before the fund could operate as a nondiversified fund.

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.